[LETTERHEAD OF BROCKER TECHNOLOGY GROUP]


       Brocker Targets Energy Utility Industry With New Software Solution


AUCKLAND,  New Zealand - May 17, 2001.  Brocker  Technology Group Ltd.  (Nasdaq:
BTGLD, TSE: BKI) today announced the release of Toht(R)MDA (Meter Data Agent) Version 3.0, the latest version of its Meter Data Management solution for energy utilities. Toht is a state-of-the-art, highly scalable system that allows energy utilities to improve their competitive position in deregulated markets.

When energy markets are deregulated, consumers have a choice of supplier. In a bid to capture market share, energy utilities must develop flexible tariff structures, to enable them to offer a range of pricing options to consumers - options that closely match consumers' actual consumption patterns. This dramatically increases the amount of meter data that has to be recorded, stored, analyzed and reported. Energy utilities' traditional Meter Data Management systems, designed for regulated environments, are typically unable to support this, so they require new systems in order to remain competitive and retain or grow market share.

Toht was originally developed for the deregulated energy utility market in Australia - one of the first energy markets in the world to be deregulated. Brocker announced in March that it had signed an agreement to provide Toht to ENERGEX Limited, a leading Australian energy company. Discussions are now well advanced with other Australian utilities and Brocker is currently quantifying the opportunity in North American deregulated markets.

"We see tremendous opportunity for Toht," said Brocker CEO, Mr. Richard Justice. "The metering of data is at the core of any utility company's revenue collection process and as energy markets move from monopolistic to competitive models, suppliers need new tools to manage their expanding amounts of meter data.

"The business potential for Brocker is therefore significant," said Mr. Justice. "Depending upon the size of the utility company, the price of Toht varies from US$100,000 to over US$1 million, and Toht is a proven solution."

More About Toht

Toht MDA 3.0 records customers' electricity consumption, measured in 30-minute blocks. The latest version of Toht incorporates significant changes to the database structure, which substantially improve data storage efficiency and speed. Toht is based on the Oracle (Nasdaq: ORCL) database, renowned for being both scalable and robust. In addition, by porting Toht to Oracle 8i and employing n-tier architecture, browser-based web access can now be provided.

About Brocker Technology Group

Brocker Technology Group is a communications company focused on improving information flows by delivering innovation and market leadership in telecommunication services, e-commerce strategies and information management technologies. Brocker subsidiary, Datec also provides a broad range of IT and communications solutions to companies across the South Pacific.


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                                      Ends

For more information on Brocker Technology Group, please visit the website, www.brockergroup.com or contact:

--------------------------------------   ---------------------------------------
                    Nigel Murphy                           Robert Rowell
Communications                           Investor Relations
Tel: +64 9 374 2040                      Telephone: 1-800-299-7823
e-mail: nmurphy@brockergroup.com         e-mail: rrowell@brockergroup.com
--------------------------------------   ---------------------------------------


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